Exhibit 99.1

Company Contact:	Maggie Feeney
Executive Vice President and
Chief Financial Officer
Cache, Inc.
(212) 575-3206

Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS

Fourth Quarter Net Sales and Pre-Tax Loss In Line with

Previously Announced Preliminary Results

New York, New York — March 12, 2013 — Cache, Inc., (NASDAQ: CACH), the specialty chain of women’s apparel stores, reported results for the thirteen (“fourth quarter”) and fifty-two week (“fiscal 2012”) periods ended December 29, 2012.

For the 13-week period ended December 29, 2012:

•                  Net sales decreased 3.3% to $60.8 million from $62.9 million in the fourth quarter of fiscal 2011. Comparable store sales decreased 0.7%, compared to an increase of 12.4% in the fourth quarter of fiscal 2011.

•                  Operating loss totaled $5.0 million, inclusive of $1.1 million in non-cash asset impairment charges.  This compares to operating income of $2.4 million in the fourth quarter of 2011, inclusive of $719,000 in non-cash asset impairment charges partially offset by a $345,000 benefit from a gain on note payable settlement.

•                  Net loss totaled $5.5 million, or $0.41 per diluted share, which included the following costs: (i) a $2.5 million or, $0.18 per diluted share, tax valuation allowance charge; and (ii) a $682,000 , or $0.05 per diluted share, non-cash asset impairment charge.  This compares to net income of $1.9 million, or $0.14 per diluted share, in the prior year period, which included the following benefits and costs: (i) a $562,000, or $0.04 per diluted share, benefit from the reversal of the tax valuation allowance against net deferred tax assets; (ii) a $396,000, or $0.03 per diluted share, non-cash store impairment charge; and (iii) a $190,000, or $0.02 per diluted share, benefit from a gain on note payable settlement.

•                  Adjusted net loss, which excludes the costs and benefits referenced above, was $2.4 million, or $0.18 per diluted share, as compared to adjusted net income of $1.5 million, or $0.11 per diluted share, in the fourth quarter of fiscal 2011. (See the table on page 3 for a reconciliation of net income (loss) to adjusted net income (loss).)

Jay Margolis, Chairman and Chief Executive Officer, commented: “Fiscal 2012 was a challenging year for Cache, yet we also saw progress in key areas that we believe allow us to begin fiscal 2013 with a solid foundation. To this end, we doubled our e-commerce sales in this high growth channel, optimized our stores through the closing of underperforming locations to end the year with a strong ongoing store base and continued to be a top destination for event dresses. My priorities in my first year as Chairman and CEO are focused on implementing the processes and strategies to allow our Company to deliver consistent and cohesive apparel and accessories assortments, to enhance and continue to grow our e-commerce business and capitalize more fully on our event dressing opportunity. I am fortunate to have joined an organization that possesses incredible talent and a passion for moving our business forward. I am even more excited today about the opportunities that exist to position Cache for long term profitable growth since joining the Company in February and remain confident in our ability to achieve this goal.”

For the 52-week period ended December 29, 2012:

•                  Net sales increased 0.1% to $224.2 million from $223.9 million in fiscal 2011. Comparable store sales increased 2.7%, compared to an increase of 8.1% in fiscal 2011.

•                  Operating loss totaled $13.4 million, inclusive of $1.1 million in non-cash asset impairment charges.  This compares to operating income of $2.2 million in the prior year period, inclusive of: (i) a $719,000 non-cash asset impairment charge; (ii) a $450,000 legal expense reimbursement; and (iii) a $345,000 benefit from a gain on note payable settlement.

•                  Net loss was $12.1 million, or $0.90 per diluted share, inclusive of the following costs: (i) a $3.8 million, or $0.28 per diluted share, tax valuation allowance charge; and (ii) a $693,000, or $0.05 per diluted share, non-cash asset impairment charge.  This compares to net income of $2.1 million, or $0.16 per diluted share, in fiscal 2011, inclusive of the following benefits and costs: (i) a $833,000 benefit, or $0.06 per diluted share, from the reversal of the tax valuation allowance against net deferred tax assets; (ii) a $396,000, or $0.03 per diluted share, non-cash store impairment charge; (iii) a $248,000, or $0.02 per diluted share, legal expense reimbursement; and (iv) a $190,000, or $0.02 per diluted share, benefit from a gain on note payable settlement.

•                  Adjusted net loss, which excludes the costs and benefits referenced above, was $7.6 million, or $0.57 per diluted share, compared to fiscal 2011 adjusted net income of $1.2 million or $0.09 per diluted share. (See the table on page 3 for a reconciliation of net income (loss) to adjusted net income (loss).)

Fourth Quarter and Full Year Operating Results

Gross profit for the fourth quarter of fiscal 2012 was $20.7 million, or 34.0% of net sales, compared to $27.2 million, or 43.3% of net sales, in the fourth quarter of fiscal 2011. For fiscal 2012, gross profit was $83.9 million, or 37.4% of net sales, compared to $96.4 million, or 43.1% of net sales, in fiscal 2011. The gross profit decrease in the fourth quarter and fiscal year was primarily driven by increases in markdowns and an increase in e-commerce related costs relating to significantly higher e-commerce sales.

In total, operating expenses for the fourth quarter of fiscal 2012 were $25.7 million, or 42.2% of net sales, as compared to $24.8 million, or 39.5% of net sales, in the fourth quarter of fiscal 2011. For fiscal 2012, total operating expenses were $97.3 million, or 43.4% of net sales, compared to $94.2 million, or 42.1% of net sales, in fiscal 2011.  The increase in operating expenses for the fourth quarter and fiscal year 2012 was primarily driven by increases in impairment charges, professional fees, marketing, as well as e-commerce costs and were partially offset by savings in payroll and related expenses.

At December 29, 2012, cash and marketable securities totaled $18.4 million, as compared to $29.5 million at December 31, 2011. Total inventory at cost decreased 3.8% to $21.2 million at year-end from the prior-year period.

A table summarizing financial results follows:

	Fifty-Two Weeks Ended		Thirteen Weeks Ended
	Dec. 29,	Dec. 31,	Dec. 29,	Dec. 31,
	2012	2011	2012	2011
	($ thousands, except for per share data, share numbers and store count)

Pre-tax income (loss), inclusive of other charges	$(13,363)	$2,265	$(4,970)	$2,378
Other charges:
Impairment charges	1,118	719	1,118	719
Other legal reimbursement	—	(450)	—	—
Gain on note payable settlement	—	(345)	—	(345)
Pre-tax income (loss), excluding other charges	$(12,245)	$2,189	$(3,852)	$2,752

Net income (loss), inclusive of other charges	$(12,078)	$2,081	$(5,525)	$1,876
Other charges, net of taxes:
Impairment charges	693	396	682	396
Other legal reimbursement	—	(248)	—	—
Gain on note payable settlement	—	(190)	—	(190)
Tax valuation allowance and reserves	3,791	(833)	2,491	(562)
Adjusted net income (loss), excluding other charges	$(7,594)	$1,206	$(2,352)	$1,520

Basic earnings (loss) per share (1)	$(0.90)	$0.16	$(0.41)	$0.14
Diluted earnings (loss) per share (1)	$(0.90)	$0.16	$(0.41)	$0.14

Per share – Impairment charges	$0.05	$0.03	$0.05	$0.03
Per share – Legal reimbursement	—	$(0.02)	—	—
Per share – Gain on note payable settlement	—	$(0.02)	—	$(0.02)
Per share – Tax valuation allowance and reserves	$0.28	$(0.06)	$0.18	$(0.04)
Adjusted diluted earnings (loss) per share excluding other charges	$(0.57)	$0.09	$(0.18)	$0.11

Basic weighted average shares outstanding (1)	13,418,000	13,157,000	13,412,000	13,244,000

Diluted weighted average shares outstanding (1)	13,418,000	13,161,000	13,412,000	13,250,000

Number of stores open, at end of period	260	279	260	279

(1)         All basic and diluted share information in the table above reflects for all periods presented the issuance of all restricted stock awards, as if issued on the original grant date. In prior periods, the Company previously had been issuing restricted stock only when the awards vested. This change in reporting had no effect on the Company’s financial position, results of operations or cash flows during any of the periods presented and the only changes are in the number of shares outstanding in the fiscal 2011 period and net income per share for the 13-week period ended December 31, 2011. The weighted average number of shares attributable to restricted stock awards in fiscal 2012 and

2011 were approximately 531,000 and 319,000, respectively, for the 52-week periods and 508,000 and 385,000, respectively, for the 13-week periods.

About the Company’s Non-GAAP Financial Measures

In addition to reporting net income (loss), this release contains adjusted net income (loss), excluding other charges, and Diluted earnings (loss) per share, excluding other charges, which are non-GAAP financial measures used by the Company. In making these non-GAAP adjustments, the Company took into account certain costs or benefits that are generally not expected to be on-going in nature or that are unrelated to the Company’s core operations. Management believes such non-GAAP financial information provides a useful basis for evaluating underlying business performance, but should not be considered in isolation and is not a substitute for GAAP financial information. The Company believes that providing such adjusted results allows investors and other users of the Company’s financial statements to better understand our comparative operating performance for the periods presented.

Store Information

During fiscal 2012, the Company opened two stores and closed 21 stores, to end the year with 260 locations and approximately 526,000 square feet in operation.  The Company does not currently plan to open any stores in fiscal 2013. To date, during fiscal 2013, we closed nine stores and expect to close approximately five additional stores. The stores that we closed in fiscal 2012 and 2013 and the additional stores that we expect to close in fiscal 2013 had negative profitability in fiscal 2012, so their closures are expected to have a positive impact on fiscal 2013 earnings.

Conference Call Information

The Company will conduct a conference call to discuss its fourth quarter and fiscal 2012 results today, March 12, 2013 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available until March 19, 2012 and can be accessed by dialing (877) 870-5176 and entering PIN number 410026.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 251 stores, primarily situated in central locations in high traffic, upscale malls in 42 states, the Virgin Islands and Puerto Rico.

Forward-Looking Statements and Other Information

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, satisfaction of the conditions relating to the rights offering, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns,  reliance on foreign manufacturers, dependence on management, dependence on vendors and distributors, material weakness in our internal controls, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 29,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and equivalents	$12,360,000	$22,509,000
Marketable securities	3,013,000	4,008,000
Certificate of deposits - restricted	3,000,000	3,000,000
Receivables, net	2,200,000	3,403,000
Income tax receivable, net	184,000	162,000
Inventories, net	21,246,000	22,075,000
Prepaid expenses and other current assets	2,224,000	1,572,000
Total current assets	44,227,000	56,729,000

Equipment and leasehold improvements, net	20,177,000	18,937,000
Intangible assets, net	102,000	102,000
Other assets	10,119,000	8,877,000

Total assets	$74,625,000	$84,645,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,397,000	$9,565,000
Accrued compensation	2,615,000	2,579,000
Accrued liabilities	11,795,000	10,217,000
Total current liabilities	26,807,000	22,361,000

Other liabilities	8,777,000	11,487,000

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Common stock	171,000	171,000
Additional paid-in capital	48,735,000	48,413,000
Retained earnings	29,930,000	42,008,000
Treasury stock, at cost	(39,795,000)	(39,795,000)
Total stockholders’ equity	39,041,000	50,797,000

Total liabilities and stockholders’ equity	$74,625,000	$84,645,000

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	52 Weeks Ended	52 Weeks Ended
	December 29,	December 31,
	2012	2011

Net sales	$224,210,000	$223,880,000

Cost of sales, including buying and occupancy	140,299,000	127,461,000

Gross profit	83,911,000	96,419,000

Expenses
Store operating expenses	77,687,000	76,024,000
General and administrative expenses	18,542,000	17,428,000
Impairment charges	1,118,000	719,000
Total expenses	97,347,000	94,171,000

Operating income (loss)	(13,436,000)	2,248,000

Other income (expense):
Interest expense	—	(70,000)
Interest income	73,000	87,000

Income (loss) before income taxes	(13,363,000)	2,265,000

Income tax provision (benefit)	(1,285,000)	184,000

Net income (loss)	$(12,078,000)	$2,081,000

Basic earnings (loss) per share	$(0.90)	$0.16

Diluted earnings (loss) per share	$(0.90)	$0.16

Basic weighted average shares outstanding	13,418,000	13,157,000

Diluted weighted average shares outstanding	13,418,000	13,161,000

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	December 29,	December 31,
	2012	2011

Net sales	$60,793,000	$62,856,000

Cost of sales, including buying and occupancy	40,123,000	35,632,000

Gross profit	20,670,000	27,224,000

Expenses
Store operating expenses	19,960,000	20,028,000
General and administrative expenses	4,573,000	4,086,000
Impairment charges	1,118,000	719,000
Total expenses	25,651,000	24,833,000

Operating income (loss)	(4,981,000)	2,391,000

Other income (expense):
Interest expense	—	(32,000)
Interest income	11,000	19,000

Income (loss) before income taxes	(4,970,000)	2,378,000

Income tax provision (benefit)	555,000	502,000

Net income (loss)	$(5,525,000)	$1,876,000

Basic earnings (loss) per share	$(0.41)	$0.142

Diluted earnings (loss) per share	$(0.41)	$0.142

Basic weighted average shares outstanding	13,412,000	13,244,000

Diluted weighted average shares outstanding	13,412,000	13,250,000